Filed Pursuant to Rule 424(b)(2)
Registration No 333-147391

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee(1)
6.60% Senior Notes due 2017	$299,691,000	$21,368

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-147391) filed by the Registrant on November 14, 2007.

PROSPECTUS SUPPLEMENT
(To prospectus dated November 14, 2007)
$300,000,000

Fidelity National Financial, Inc.
6.60% Senior Notes due 2017

We are offering (the “offering”) $300,000,000 aggregate principal amount of our 6.60% Senior Notes due May 15, 2017 (the “notes”). Interest on the notes will accrue at 6.60% per annum from May 5, 2010, or from the most recent interest payment date to which interest has been paid. We will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2010.

The stated maturity of the notes will be May 15, 2017. The notes will be redeemable at our option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in this prospectus supplement, in each case (except where the redemption date is after a regular record date and on or before the related interest payment date) plus accrued and unpaid interest to, but excluding, the date of redemption. For a more detailed description of the notes, see “Description of the Notes” beginning on page S-13.

The notes will be our unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness.

Investing in the notes involves risks. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before you invest. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	99.897%	$299,691,000
Underwriting discounts and commissions	0.625%	$1,875,000
Proceeds, before expenses, to us	99.272%	$297,816,000

(1)	Plus accrued and unpaid interest, if any, from May 5, 2010.

We do not currently intend to list the notes on any securities exchange or include the notes in any automated dealer quotation system. Currently there is no public market for the notes.

The underwriters expect to deliver the notes, in book-entry form only, through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank N.V./S.A. (“Euroclear”), on or about May 5, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan
Co-Managers
Barclays Capital
US Bancorp
Wells Fargo Securities
The date of this prospectus supplement is April 30, 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use

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in connection with this offering is accurate only as of the dates of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “FNF,” “the Company,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about FNF and the notes offered under this prospectus supplement. That registration statement can be read at the SEC website or at the SEC office mentioned under the section of this prospectus supplement entitled “Where You Can Find More Information.”

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference, before making an investment decision.

Fidelity National Financial, Inc.

We are a holding company that is a provider, through our subsidiaries, of title insurance, specialty insurance, claims management services, and information services. We are the nation’s largest title insurance company through our title insurance underwriters—Fidelity National Title, Chicago Title, Commonwealth Land Title, Lawyers Title, Ticor Title, Security Union Title, and Alamo Title—which collectively issued more title insurance policies in 2008 than any other title insurance company in the United States. We also provide flood insurance, personal lines insurance, and home warranty insurance through our specialty insurance subsidiaries. We are also a provider of outsourced claims management services to large corporate and public sector entities through our minority-owned affiliate, Sedgwick CMS Holdings (“Sedgwick”), which we have agreed to sell as described below, and a provider of information services in the human resources, retail, and transportation markets through another minority-owned affiliate, Ceridian Corporation.

We currently have three reporting segments as follows:

•	Fidelity National Title Group. This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title-related services including collection and trust activities, trustee’s sales guarantees, recordings and reconveyances.

•	Specialty Insurance. This segment consists of certain subsidiaries that issue flood, home warranty, homeowners’, automobile and other personal lines insurance policies.

•	Corporate and Other. This segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, other smaller operations, and our share in the operations of certain entities we account for using the equity method, including Sedgwick, Ceridian Corporation and Remy International, Inc.

On April 20, 2010, we and the other owners thereof agreed to sell Sedgwick, our minority-owned affiliate that provides claims management services to large corporate and public sector entities, to a group of private equity funds. We expect to receive approximately $220 million in proceeds for our ownership interest, resulting in a pre-tax gain of approximately $95 million. The transaction is expected to close during the second quarter of 2010, subject to customary conditions and the receipt of any necessary regulatory approvals.

Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.

Summary Financial Data

The information set forth below should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed for the year ended December 31, 2009 (the “2009 Form 10-K”) and our Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2010 (the “Q1 Form 10-Q”). Certain reclassifications have been made to the prior year amounts to conform with the 2009 presentation.

Prior to October 24, 2006, we were known as Fidelity National Title Group, Inc. (“FNT”) and were a majority-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“Old FNF”). On October 24, 2006, Old FNF transferred certain assets to us in return for the issuance of 45,265,956 shares of our common stock to Old FNF. Old FNF then distributed to its shareholders all of its shares of our common stock, making FNT a standalone public company (the “2006 Distribution”). On November 9, 2006, Old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which we changed our name to Fidelity National Financial, Inc. (“FNF”). On November 10, 2006, our common stock began trading on the New York Stock Exchange under the trading symbol “FNF.”

Acquisitions among entities under common control such as Old FNF’s 2006 contribution of assets to us in connection with the 2006 Distribution are not considered business combinations and are accounted for at historical cost in accordance with generally accepted accounting principles on exchanges of ownership interests between enterprises under common control. Furthermore, the substance of that asset contribution, the 2006 Distribution and the Old FNF-FIS merger is effectively a reverse spin-off of FIS by Old FNF in accordance with the FASB’s guidance on accounting for reverse spinoffs. Accordingly, the historical financial statements of Old FNF became those of FNF. As a result, the data shown below for periods or dates prior to October 24, 2006, the date the 2006 Distribution was completed, are the data of Old FNF, including the results of both FIS and us as subsidiaries of Old FNF. Following completion of the 2006 Distribution, however, the criteria to account for FIS as discontinued operations as prescribed by the FASB’s guidance on accounting for the impairment or disposal of long-lived assets were not met. This is primarily due to our continuing involvement with and significant influence over FIS subsequent to the merger of Old FNF and FIS through common board members, common senior management and continuing business relationships. As a result, for periods prior to October 24, 2006, FIS continues to be included in our consolidated financial statements.

	Three Months Ended
	March 31,		Year Ended December 31,
	2010(1)	2009	2009(2)	2008(3)	2007(4)	2006(5)	2005(6)
	(Dollars in millions)

Operating Data:
Revenue	$1,213.4	$1,346.5	$5,828.4	$4,251.2	$5,465.6	$9,434.4	$9,654.2

Expenses:
Personnel costs	370.7	421.2	1,649.8	1,322.0	1,668.6	3,225.3	3,224.7
Other operating expenses	299.0	326.5	1,343.5	1,179.8	1,078.8	2,075.0	1,702.3
Agent commissions	384.4	461.5	1,951.7	1,218.0	1,698.2	2,035.4	2,060.5
Depreciation and amortization	23.0	31.0	109.2	122.1	127.9	460.8	406.3
Provision for claim losses	86.3	95.6	392.6	630.4	653.9	486.3	480.6
Interest expense	7.1	11.8	36.7	58.6	52.9	210.0	172.3

	1,170.5	1,347.6	5,483.5	4,530.9	5,280.3	8,492.8	8,046.7

Earnings (loss) before income taxes, equity in (loss) earnings of unconsolidated affiliates, and noncontrolling interest	42.9	(1.1)	344.9	(279.7)	185.3	941.6	1,607.5
Income tax expense (benefit)	13.3	(0.5)	106.8	(119.9)	50.3	350.9	573.4

	Three Months Ended
	March 31,		Year Ended December 31,
	2010(1)	2009	2009(2)	2008(3)	2007(4)	2006(5)	2005(6)
	(Dollars in millions)

Earnings (loss) before equity in (loss) earnings of unconsolidated affiliates	29.6	(0.6)	238.1	(159.8)	135.0	590.7	1,034.1
Equity in (loss) earnings of unconsolidated affiliates	(10.7)	(12.1)	(11.7)	(13.4)	0.8	1.7	0.4

Earnings (loss) from continuing operations, net of taxes	18.9	(12.7)	226.4	(173.2)	135.8	592.4	1,034.5
Net earnings (loss) from discontinued operations, net of taxes	—	0.3	(1.9)	(10.0)	(6.0)	—	—

Net earnings (loss)	18.9	(12.4)	224.5	(183.2)	129.8	592.4	1,034.5
Less: net earnings (loss) attributable to noncontrolling interests	2.4	—	2.2	(4.2)	—	154.6	70.4

Net earnings (loss) attributable to FNF common shareholders	$16.5	$(12.4)	$222.3	$(179.0)	$129.8	$437.8	$964.1

Balance Sheet Data:
Investments(7)	$4,619.2	$4,321.9	$4,685.4	$4,376.5	$4,101.8	$4,121.8	$4,564.2
Cash and cash equivalents(8)	159.1	322.4	202.1	315.3	569.6	676.4	513.4
Total assets	7,793.4	8,166.2	7,934.4	8,368.2	7,587.9	7,259.6	11,104.6
Notes payable	861.7	1,304.5	861.9	1,350.8	1,167.7	491.2	3,217.0
Reserve for claim losses(9)	2,499.0	2,740.1	2,541.4	2,738.6	1,419.9	1,220.6	1,113.5
Equity	3,321.8	2,754.5	3,344.9	2,856.8	3,298.0	3,530.4	3,916.1
Other Data:
Ratio of earnings to fixed charges(10)	3.3	1.0	5.0	(1.7)	2.7	4.3	6.3
Orders opened by direct title operations	511,100	746,400	2,611,400	1,860,400	2,259,800	3,146,200	3,615,400
Orders closed by direct title operations	332,500	428,600	1,792,000	1,121,200	1,434,800	2,051,500	2,487,000
Provision for title insurance claim losses to title insurance premiums(9)	7.0%	7.5%	5.1%	18.2%	13.2%	7.5%	7.2%
Title related revenue(11):
Percentage direct operations	54.3%	53.3%	53.6%	58.7%	54.9%	53.7%	56.4%
Percentage agency operations	45.7%	46.7%	46.4%	41.3%	45.1%	46.3%	43.6%

(1)	Included in total revenues for the three month period ended March 31, 2010 was a realized gain of approximately $26.0 million relating to the sale of a single fixed maturity security.

(2)	Our financial results for the year ended December 31, 2009, include a decrease to our provision for claim losses of $74.4 million ($47.1 million net of income taxes) as a result of favorable claim loss development on prior policy years, offset by an increase to the provision for claim losses of $63.2 million ($40.0 million net of income taxes) as a result of unfavorable developments in the third quarter on a previously recorded insurance receivable.

(3)	Our financial results for the year ended December 31, 2008, include a charge to our provision for claim losses of $261.6 million ($154.1 million net of income taxes) which we recorded as a result of adverse claim loss development on prior policy years. Such results also include the results of various entities acquired on various dates during 2008.

(4)	Our financial results for the year ended December 31, 2007, include charges to our provision for claim losses totaling $217.2 million ($159.5 million net of income taxes) which we recorded as a result of adverse claim loss development on prior policy years, as well as the results of various entities acquired on various dates during 2007.

(5)	Beginning October 24, 2006, the date on which the 2006 Distribution was completed, our financial results no longer include the results of FIS. The operations of FIS continue to be included in our results for periods prior to October 24, 2006. In addition, FIS’s financial results for 2006 include the results of operations of Certegy Inc. (“Certegy”) since February 1, 2006, the date on which Certegy was acquired by FIS.

(6)	Our financial results for the year ended December 31, 2005 include in revenue and net earnings a $318.2 million gain on sale relating to the issuance of subsidiary stock, approximately $100.0 million in additional income tax expense relating to the distribution to our shareholders of a 17.5% interest of FNT and additional noncontrolling interest related to the noncontrolling interests issued in FNT and FIS.

(7)	Investments as of December 31, 2009, 2008, 2007, 2006, and 2005 include securities pledged to secure trust deposits of $288.7 million, $382.5 million, $513.8 million, $696.8 million, and $656.0 million, respectively. Investments as of December 31, 2009, 2008, 2007, 2006, and 2005 include securities pledged relating to our securities lending program of $25.6 million, $103.6 million, $264.2 million, $305.3 million and $138.7 million, respectively.

Investments as of March 31, 2010 and 2009 include securities pledged to secure trust deposits of $358.6 million and $372.9 million, respectively. Investments as of March 31, 2010 and 2009 include securities pledged relating to our securities lending program of $13.1 million and $71.9 million, respectively.

(8)	Cash and cash equivalents as of December 31, 2009, 2008, 2007, 2006, and 2005 include cash pledged to secure trust deposits of $96.8 million, $109.6 million, $193.5 million, $228.5 million, and $234.7 million, respectively. Cash and cash equivalents as of December 31, 2009, 2008, 2007, 2006 and 2005 include cash pledged relating to our securities lending program of $26.5 million, $107.6 million, $271.8 million, $316.0 million, and $143.4 million, respectively.

Cash and cash equivalents as of March 31, 2010 and 2009 include cash pledged to secure trust deposits of $56.4 million and $118.9 million, respectively. Cash and cash equivalents as of March 31, 2010 and 2009 include cash pledged relating to our securities lending program of $13.6 million and $74 million, respectively.

(9)	As a result of favorable title insurance claim loss development on prior policy years, we recorded a credit in 2009 totaling $74.4 million, or $47.1 million net of income taxes, to our provision for claims losses. As a result of adverse title insurance claim loss development on prior policy years, we recorded charges in 2008 totaling $261.6 million, or $157.0 million net of income taxes, and in 2007 totaling $217.2 million, or $159.5 million net of income taxes, to our provision for claim losses. These credits/charges were recorded in addition to our average provision for claim losses of 7.25%, 8.5% and 7.5% for the years ended December 31, 2009, 2008 and 2007, respectively. Our average provision for claim losses was 7.0% and 7.5% for the quarters ended March 31, 2010 and 2009, respectively.

(10)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed earnings and losses from investments in unconsolidated affiliates and noncontrolling interests, and fixed charges. Fixed charges are the sum of interest and debt issue costs and an estimated interest component of rent expense.

(11)	Includes title insurance premiums and escrow, title-related and other fees.

The Offering

Issuer	Fidelity National Financial, Inc.

Securities Offered	$300,000,000 aggregate principal amount of 6.60% Senior Notes due May 15, 2017 (the “notes”).

Maturity Date	May 15, 2017

Interest Rate	The notes will bear interest from May 5, 2010, or from the most recent interest payment date to which interest has been paid, at the rate of 6.60% per year.

Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2010.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Redemption	The notes will be redeemable at our option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in this prospectus supplement, in each case plus accrued and unpaid interest to, but excluding, the date of redemption. However, if the redemption date is after a regular record date for the notes and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on that regular record date, and the redemption price will not include unpaid interest that has accrued to, but excluding, the redemption date.

Anticipated Ratings	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.: BBB− (neg)

Moody’s Investors Service, Inc.: Baa3 (stable)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their rating on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Ranking	The notes will be unsecured obligations of FNF and will rank equally in right of payment with all of FNF’s existing and future unsecured and unsubordinated indebtedness. Because none of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes, all existing and future liabilities of our subsidiaries will be effectively senior to the notes.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We expect the net proceeds from this offering to be approximately $297.3 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described under

“Underwriting.” We will use the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility, without a corresponding reduction in the commitment thereunder. We may reborrow the amount repaid at any time, subject to compliance with the credit agreement.

Clearance and Settlement	The notes will be cleared through DTC, for the accounts of its participants, including Clearstream Luxembourg and/or Euroclear.

Listing	The notes are not, and are not expected to be, listed on any national securities exchange or included in any automated dealer quotation system.

Conflicts of Interest	Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are agents and/or lenders under our revolving credit facility. As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay outstanding borrowings under our revolving credit facility, without a corresponding reduction in the commitment thereunder. As affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC will receive more than 5% of the proceeds of this offering, not including underwriting compensation, Banc of America Securities LLC, J.P. Morgan Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC have a “conflict of interest” as defined in NASD Rule 2720. Consequently, this offering will be conducted in accordance with NASD Rule 2720. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with Rule 2720, a “qualified independent underwriter” is not required because the notes offered are investment grade rated, as that term is defined in Rule 2720.

Governing Law	The State of New York.

RISK FACTORS

Investment in the notes offered hereby will involve certain risks. You should read the Risk Factors set forth in the 2009 Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed by FNF with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the Risk Factors in the Q1 Form 10-Q.

In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus together with the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the notes offered hereby is suitable for you.

The Indenture Does Not Limit the Amount of Indebtedness that We or Our Subsidiaries May Incur.

The indenture (as defined under “Description of the Notes”) does not restrict us or any of our subsidiaries from incurring additional debt or other liabilities, including additional senior debt. At March 31, 2010, we and our subsidiaries had $861.7 million of debt outstanding. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, the indenture does not restrict us from paying dividends on or issuing or repurchasing our securities.

There Are No Financial Covenants in the Indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Notes—Consolidation, Merger, Sale of Assets or Other Transactions.”

We Are an Insurance Holding Company that Depends on the Ability of Our Subsidiaries to Pay Dividends to Us in Order to Service Our Indebtedness.

We are a holding company and conduct substantially all of our operations through subsidiaries, which means that our ability to meet our obligations on the notes depends on our ability to receive dividends or other distributions or payments from our subsidiaries. The payment of dividends and other distributions to us by each of our title and specialty insurance subsidiaries is regulated by insurance laws and regulations. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. As of March 31, 2010, our first tier title subsidiaries could pay or make distributions to us of approximately $234.9 million without prior approval from the relevant departments of insurance.

These limitations and restrictions could adversely affect our ability to meet our obligations under the notes.

The Notes Are Not Guaranteed by Any of Our Subsidiaries and Are Structurally Subordinated to the Debt and Other Liabilities of Our Subsidiaries, Which Means that Creditors of Our Subsidiaries Will be Paid from Their Assets Before Holders of the Notes Would Have Any Claims to Those Assets.

The notes are obligations exclusively of FNF and are not guaranteed by any of our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of March 31, 2010, our subsidiaries had total liabilities of approximately $3.6 billion.

An Active After-Market for the Notes May Not Develop.

The notes constitute a new issue of securities, for which there is no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes. The notes are not listed and we do not plan to apply to list the notes on any securities exchange or to include them in any automated dealer quotation system.

If a Trading Market Does Develop, Changes in our Credit Ratings or the Debt Markets Could Adversely Affect the Market Price of the Notes.

The market price for the notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the notes.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of FNF. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	continued weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding, or a weak U.S. economy;

•	our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	significant competition that our operating subsidiaries face;

•	compliance with extensive government regulation of our operating subsidiaries and adverse changes in applicable laws or regulations or in their application by regulators;

•	regulatory investigations of the title insurance industry;

•	our business concentration in the State of California, the source of approximately 17.6% of our title insurance premiums in 2009; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth FNF’s historical ratio of earnings to fixed charges:

	Three Months Ended
	March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges(1)	3.3	1.0	5.0	(1.7)	2.7	4.3	6.3

(1)	For purposes of this computation, earnings are defined as income before provision for income tax and discontinued operations and excluding undistributed earnings and losses from investments in unconsolidated affiliates and noncontrolling interests, and fixed charges. Fixed charges are the sum of interest and debt issue costs and an estimated interest component of rent expense.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $297.3 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described in “Underwriting.”

We will use the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility, without a corresponding reduction in the commitment thereunder. We may reborrow the amount repaid at any time, subject to compliance with the credit agreement. Under the revolving credit facility, as of March 31, 2010, we had $12.4 million of debt outstanding with a maturity no later than October 24, 2011, which bore interest at a rate of 0.7% per year at that date, and $437.6 million of debt outstanding with a maturity no later than March 5, 2013, which bore interest at a rate of 1.73% per year at that date. The repayments will be applied to the foregoing borrowings on a pro rata basis.

CAPITALIZATION

The following table describes our consolidated cash and cash equivalents and capitalization as of March 31, 2010 on an actual basis, and on an as-adjusted basis to give effect to the offering and the application of the net proceeds from this offering in the manner described in “Use of Proceeds.” The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31,
	2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents(1)	$159.1	$158.6

Long-term debt
5.25% notes due March 2013	$245.3	$245.3
7.30% notes due August 2011	165.5	165.5
Revolving credit agreement(2)	450.0	152.2
Other	0.9	0.9
6.60% notes due 2017(3)	—	299.7

Total long-term debt	861.7	863.6
Stockholders’ equity
Common stock, $0.0001 par value	—	—
Additional paid-in capital	3,721.6	3,721.6
Retained deficit	(120.4)	(120.4)
Accumulated other comprehensive earnings	30.9	30.9
Less treasury stock	(331.4)	(331.4)

Total Fidelity National Financial, Inc. stockholders’ equity	3,300.7	3,300.7

Total capitalization	$4,162.4	$4,164.3

(1)	Cash is adjusted by the estimated $0.5 million in offering expenses, as described under “Underwriting.”

(2)	The adjusted amount of the revolving credit agreement represents the actual amount minus $297.8 million of the proceeds from this offering, before expenses, to us.

(3)	Represents $299.7 million of gross proceeds from the offering of $300 million aggregate principal amount of the 6.60% notes due 2017. The related amounts of $0.3 million of offering discount, $1.9 million to be paid as underwriting discount and $0.5 million of offering expenses will be capitalized and amortized to May 2017.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of December 8, 2005, between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Mellon Trust Company, N.A., as successor in interest to The Bank of New York Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of January 6, 2006, and a second supplemental indenture, to be dated as of the closing date of this offering. The indenture, as supplemented, governing the notes is referred to in this prospectus supplement as the “indenture.” The notes, and certain specific terms of the notes, will be established by an officers’ certificate under the indenture. The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Capitalized terms that are used and not otherwise defined in this summary shall have the meanings assigned to them in the indenture. This summary supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the notes set forth under “Description of Debt Securities” in the accompanying prospectus. The following summary, together with the general terms and provisions set forth under “Description of Debt Securities” in the accompanying prospectus, describe certain terms of the notes and are subject to the detailed provisions of the indenture and the officers’ certificate establishing the notes.

For purposes of this summary, the terms “FNF,” “we,” “us” and “our” refer only to Fidelity National Financial, Inc. and not to any of its subsidiaries, unless we specify otherwise.

General

We are offering $300.0 million in principal amount of the notes. The notes will be initially issued in book-entry form and in all cases will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will bear interest from the original date of issuance, or from the most recent interest payment date to which interest has been paid, at 6.60% per annum. Interest will be payable semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2010, to the persons in whose name the notes are registered at the close of business on the May 1 or November 1, respectively, next preceding such interest payment date, except that interest payable on May 15, 2017, shall be payable to the persons to whom principal is payable on such date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes will mature on May 15, 2017. The notes are not redeemable at the option of the holders of the notes.

For so long as the notes are registered in the name of the depositary, or its nominee, as set forth under “— Book-Entry Delivery and Form” below, we will pay the principal and interest due on the notes to the depositary for payment to its participants for subsequent disbursement to the beneficial owners.

The notes will not contain provisions designed to require us to redeem the notes, reset the interest rate or take other actions with respect to a change in control, highly leveraged transaction, change in credit rating or other similar occurrences involving us that may adversely affect the holders of the notes.

We may at any time and from time to time, without the consent of the existing holders, issue additional notes and thereby increase the total principal amount of the notes outstanding in the future, on the same terms and conditions (except for issue date, issue price and, if applicable, the first payment of interest thereon), and with the same CUSIP number, as the notes we offer by this prospectus supplement. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding notes.

We have appointed the trustee as the initial registrar and paying agent for the notes.

Ranking

The notes will be unsecured general obligations of ours and will rank equally with all of our other unsubordinated, unsecured indebtedness from time to time outstanding. There are no limitations under the indenture on the amount of indebtedness which may rank equally with the notes or on the amount of indebtedness that may be incurred by us. We have recently entered into an agreement to amend and extend our credit agreement dated as of September 12, 2006 and an agreement to change the aggregate size of the credit facility under our credit agreement from $1.1 billion to $951.2 million, with an option to increase the size of the credit facility to $1.1 billion, and create a new tranche, representing $925 million of the total size of the credit facility, and to extend the maturity date of the latter portion of the facility to March 5, 2013 from October 24, 2011. The credit facility bears interest at a variable rate based on the senior unsecured debt ratings assigned to us by certain independent agencies, and is unsecured. At March 31, 2010, we and our subsidiaries had $861.7 million of debt outstanding. Furthermore, the notes will be effectively junior to all existing and future liabilities and obligations of our subsidiaries because, as a shareholder of our subsidiaries, our rights with respect to their assets will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we ourselves have a claim against those subsidiaries as a creditor, in which case our claim would still be subordinated to any security interests in the assets of those subsidiaries and any indebtedness of those subsidiaries that is senior to that held by us. As of March 31, 2010, our subsidiaries had total liabilities of approximately $3.6 billion.

In addition, our insurance subsidiaries are subject to limitations under state law on the amount of dividends and other payments they may make to us, which may adversely affect the amount of funds we have to pay interest and principal on our notes. Further, the maximum dividend permitted by law is not necessarily indicative of an insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a cash price (the “optional redemption price”) equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining (as of the redemption date) scheduled interest and principal payments on the notes to be redeemed (excluding interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, in each case, plus unpaid interest that has accrued to, but excluding, the date of redemption. However, if the redemption date is after a regular record date for the notes and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on that regular record date, and the redemption price will not include unpaid interest that has accrued to, but excluding, the redemption date.

The notes called for redemption become due on the date fixed for redemption, which will be selected by us. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed, regardless of whether those notes have been delivered to us for redemption. If less than all the notes are redeemed at any time, the trustee will select notes for redemption on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” of a Comparable Treasury Issue means, with respect to any redemption date:

•	the average of the bid and the asked prices for that Comparable Treasury Issue, expressed as a percentage of its principal amount, at 4:00 p.m. on the third business day preceding that redemption date, as set forth on “Telerate Page 500,” or such other page as may replace Telerate Page 500; or

•	if Telerate Page 500, or any successor page, is not displayed or does not contain bid and asked prices for the Comparable Treasury Issue at that time, the average of the Reference Treasury Dealer Quotations obtained by the trustee for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers or its successor selected by us or, if it is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.

“Reference Treasury Dealers” means Banc of America Securities LLC and J.P. Morgan Securities Inc. (or their respective successors) and three other primary U.S. government securities dealers in New York City selected by Banc of America Securities LLC and J.P. Morgan Securities Inc. (each, a “Primary Treasury Dealer”). If any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer in its place.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

Except as set forth above, we may not redeem the notes prior to maturity, and the notes will not be entitled to the benefit of any sinking fund.

Limitation on Liens

The indenture provides that so long as any notes are outstanding, we will not, and we will not permit any of our covered subsidiaries to, incur, assume or guarantee any debt secured by a lien on any voting stock issued by any of our covered subsidiaries, unless the notes then outstanding are, for so long as such debt is so secured, secured by such voting stock equally and ratably with (or prior to) such debt. However, this restriction will not apply to liens existing at the time a corporation or other entity becomes a covered subsidiary or any renewal, extension or replacement, in whole or in part, of any such liens, and will also not apply to liens on shares of subsidiaries that are not covered subsidiaries.

“Covered subsidiaries” means any present or future subsidiary of FNF, the consolidated total assets of which, determined on a quarterly basis in accordance with the indenture, constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary whose consolidated total assets likewise satisfy such requirement. However, “covered subsidiaries” does not include any of our subsidiaries that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company. As of the date of this prospectus supplement, our covered subsidiaries consist of Fidelity National Title Group, Inc. and Chicago Title Insurance Company.

The foregoing limitation on liens will apply to the notes in lieu of the provisions described under “Description of Debt Securities—Restrictive Covenant—Limitation on Liens” in the accompanying prospectus.

Events of Default, Notice and Waiver

The following shall constitute “events of default” under the indenture, with respect to the notes:

•	default in the payment of any interest on any note when due and payable, and the continuance of such default for 30 days;

•	default in the payment of any principal of any note when due (whether at stated maturity, upon redemption or otherwise);

•	default in the performance, or breach, of any other covenant or warranty with respect to the notes, and the continuance of such default or breach for 60 days after receipt of written notice of such default or breach to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding notes;

•	default under our other indebtedness in the payment by us, when due, of an aggregate principal amount of such indebtedness exceeding $100 million, or default under any such other indebtedness which results in such indebtedness in an aggregate principal amount exceeding $100 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 10 days after receipt of written notice of such default or breach to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization of FNF.

Because the applicable threshold amount of indebtedness, the acceleration of which would give rise to an event of default under the indenture, is lower for certain series of indebtedness previously issued under the indenture, the acceleration of any outstanding indebtedness of ours may constitute an event of default with respect to one or more of such previously issued series but may not constitute an event of default under the terms of the notes.

If an event of default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the notes to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, by written notice to the trustee, rescind or annul such declaration and its consequences if certain payments have been made and all events of default, other than the non-payment of accelerated principal and interest, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the trustee, may waive any past default or event of default with respect to the notes except (i) a default or event of default in the payment of the principal of or interest on the notes or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holders of each outstanding note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of a note may institute any proceeding with respect to the indenture or for the appointment of a receiver or trustee or for any other remedy under the indenture unless (i) the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee, (iii) such holder or the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be, or which may be, incurred by the trustee in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such notice, request and offer of indemnity, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the notes then outstanding have not given to the trustee a direction inconsistent with such written request.

Each year, we will deliver to the trustee a certificate from our principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.

The foregoing description of the events of default, notice and waiver provisions will apply to the notes in lieu of the provisions described under “Description of Debt Securities—Events of Default, Notice and Waiver” in the accompanying prospectus.

Consolidation, Merger, Sale of Assets or Other Transactions

We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:

•	the resulting or acquiring entity (if other than us) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the resulting or acquiring corporation (if other than us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	immediately after the transaction, no default or event of default exists.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, assignment, transfer, lease or other disposition of less than all of our assets.

We shall deliver to the trustee prior to the proposed transaction, an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the indenture and that all conditions precedent to the consummation of the transaction under the indenture have been met.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us under the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor corporation may exercise our rights and powers under the indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the notes.

The foregoing description of the limitations on consolidations, mergers, sale of assets and other transactions will apply to the notes in lieu of the provisions described under “Description of Debt Securities—Consolidation, Merger, Sale of Assets and Other Transactions” in the accompanying prospectus.

Discharge, Defeasance and Covenant Defeasance

The provisions of the indenture described under “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.

Modification of the Indenture

The modification and amendment provisions of the indenture described under “Description of Debt Securities—Modification of the Indentures” in the accompanying prospectus will apply to the notes.

Legal Holidays

If an interest payment date, a redemption date or the maturity date is not a business day at a place of payment, then the payment due on that day may instead be made on the next business day with the same force and effect as if made on such interest payment date, redemption date or maturity date, as applicable. No interest will accrue on such payment for the period from and after such interest payment date, redemption date or maturity date, as applicable.

Book-Entry Delivery and Form

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. For so long as the notes are held in global form, notices to holders of the notes will be deemed to be sufficient in all respects if given in compliance with the rules, policies, procedures, practices or instructions of the applicable depositary.

Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policies for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depositary Trust & Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC will generally have no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of those payments to direct participants is the responsibility of DTC, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its direct and indirect participants to exercise any rights under the notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes.

DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, we will prepare and deliver certificates for the notes representing beneficial interests in the global notes if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an event of default under the indenture has occurred and is continuing with respect to the notes.

Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. We expect that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, DTC’s book-entry system, Clearstream and Euroclear from and in reliance on sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearance and Settlement

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time.

Listing

The Company does not intend to list the notes on any securities exchange or quotation system.

Relationships with the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee or its affiliates in the ordinary course of business. Additionally, we maintain banking relationships with The Bank of New York Mellon and its affiliates in the ordinary course of business. These banking relationships include The Bank of New York Mellon serving as trustee for our other series of debt securities and providing us with general banking services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, or persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to initial investors who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and who purchase the notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes is sold for money). In addition, this discussion does not address the effect of federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source;

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust; or

•	any other person or entity that is treated for U.S. federal income tax purposes as if it was one of the foregoing.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities should consult their own tax advisors.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF THE NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

U.S. Holders

Payments of Interest

We expect, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Notes

Upon the sale, redemption or other taxable disposition of notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in the notes. A holder’s adjusted tax basis in the notes generally will equal the amount paid for the notes less any principal payments received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of such disposition. A U.S. Holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding Tax

Payments of interest made by FNF on, or the proceeds of the sale or other disposition of, the notes will be subject to information reporting to the Internal Revenue Service (the “IRS”) unless the U.S. Holder is an exempt recipient such as a corporation and may be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of FNF entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to FNF through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (4) the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides the withholding agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant Non-U.S. Holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of the notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding Tax

Generally, the amount of interest paid on the notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to Non-U.S. Holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the notes provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under heading “— Payments of Interest.” Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the notes within the United States or conducted through certain United States-related persons, unless the Non-U.S. Holder certifies under penalty of perjury that such holder is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

UNDERWRITING

Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Principal
Underwriter	Amount of Notes

Banc of America Securities LLC	$105,000,000
J.P. Morgan Securities Inc.	105,000,000
Barclays Capital Inc.	30,000,000
U.S. Bancorp Investments, Inc.	30,000,000
Wells Fargo Securities, LLC	30,000,000

Total	$300,000,000

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.250% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering to be paid by us, not including the underwriting discount, are estimated at $500,000.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, during the period commencing on the date of this prospectus supplement and ending on the closing date of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the notes or securities exchangeable for or convertible into debt securities similar to the notes (other than as contemplated by this offering).

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we nor they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

CONFLICTS OF INTEREST

Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are agents and/or lenders under our revolving credit facility. As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay outstanding borrowings under our revolving credit facility, without a corresponding reduction in the commitment thereunder. As affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC will receive more than 5% of the proceeds of this offering, not including underwriting compensation, Banc of America Securities LLC, J.P. Morgan Securities Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC have a “conflict of interest” as defined in NASD Rule 2720. Consequently, this offering will be conducted in accordance with NASD Rule 2720. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with Rule 2720, a “qualified independent underwriter” is not required because the notes offered are investment grade rated, as that term is defined in Rule 2720.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our web site at http://www.fnf.com. The information on our web site is not part of this prospectus supplement. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•	Current Reports on Form 8-K filed on March 10, 2010 and April 26, 2010.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for Fidelity National Financial, Inc. by Dewey & LeBoeuf LLP, New York, New York, special counsel to us. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

FIDELITY NATIONAL FINANCIAL, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
DEBT SECURITIES, WARRANTS, PURCHASE CONTRACTS AND UNITS

Fidelity National Financial, Inc. may from time to time in one or more offerings offer and sell shares of common stock, shares of preferred stock, depositary shares representing fractional interests in shares of common or preferred stock or debt securities, senior or subordinated debt securities, warrants, purchase contracts and units.

Fidelity National Financial, Inc. will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Fidelity National Financial, Inc. may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

Fidelity National Financial, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “FNF.” Other than for Fidelity National Financial, Inc.’s common stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 14, 2007

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Fidelity,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries

This prospectus is part of a registration statement that Fidelity filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, Fidelity may issue any combination of securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities Fidelity may offer. Each time we sell securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Fidelity has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Fidelity is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and any related prospectus supplement, or incorporated by reference in this prospectus and any related prospectus supplement, that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, the future financial and operating results of Fidelity. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	changes in general economic, business, and political conditions, including changes in the financial markets;

•	adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy;

•	compliance with extensive government regulations of our operating subsidiaries, and the possibility of adverse changes in applicable laws or regulations;

•	regulatory investigations of the title insurance industry;

•	our business concentration in the State of California, the source of over 20% of our title insurance premiums;

•	our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus or difficulties in integrating acquisitions;

•	our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•	competition from other title insurance companies; and

•	other risks detailed elsewhere in this document and in our other filings with the SEC.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from forward-looking statements in or incorporated into this prospectus.

FIDELITY NATIONAL FINANCIAL, INC.

We are a leading provider of title insurance, specialty insurance lines and claims management services. We are one of the nation’s largest title insurance companies through our title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — which issue approximately 27.7 percent of all title insurance policies in the United States. We also provide flood insurance, personal lines insurance and home warranty insurance through our specialty insurance subsidiaries. We are also a leading provider of outsourced claims management services to large corporate and public sector entities through our minority-owned subsidiary, Sedgwick CMS.

Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges(1)	1.0	3.7	6.4	8.2	11.0	8.8

(1)	In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and minority interest plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals. As of the date of this prospectus, there is no preferred stock outstanding and accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description of select provisions of our Amended and Restated Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law is necessarily general and does not purport to be complete.

This summary is qualified in its entirety by reference in each case to the applicable provisions of our Amended and Restated Certificate of Incorporation and bylaws, and to the provisions of Delaware law. We have incorporated by reference our Amended and Restated Certificate of Incorporation and our bylaws as exhibits to the registration statement.

General

Stock Outstanding.  As of September 30, 2007, our authorized capital stock consisted of 600,000,000 shares, par value $.0001 per share, of Class A common stock, of which 215,688,726 shares were issued and outstanding. As of September 30, 2007, our authorized preferred stock was 50,000,000 shares, par value $.0001 per share, of which no shares were issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. Our common stock does not entitle its holders to cumulative voting rights. In the event of our liquidation or dissolution, holders of our common stock would be entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities and the liquidation preference of any outstanding class or series of preferred stock. The rights and privileges of holders of our common stock are subject to the rights and preferences of the holders of any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Subject to the approval by holders of shares of any class or series of preferred stock, to the extent such approval is required, our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The specific terms of the preferred stock will be described in the prospectus supplement.

Voting Rights.  The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock. The prospectus supplement will describe the voting rights, if any, of the preferred stock.

Conversion or Exchange.  The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may set forth the conversion price, the method of determining the conversion price and the conversion period and may allow or require the number of shares of our common stock or other securities to be received by the holders of preferred stock to be adjusted.

Redemption.  The prospectus supplement will describe the obligation, if any, to redeem the preferred stock in whole or in part at the times and at the redemption prices set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

A number of provisions of our Amended and Restated Certificate of Incorporation and our bylaws deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary of select provisions of our Amended and Restated Certificate of Incorporation, our bylaws and certain Delaware laws that might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interest or in which stockholders may be offered a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult.

Common Stock.  Our unissued shares of authorized Class A common stock will be available for future issuance without additional stockholder approval. While the authorized but unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the authorized but unissued shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred Stock.  The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties that might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This ability may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of, and the voting and the other rights of the holders of, our common stock.

Classified Board of Directors and Related Provisions.  Our Amended and Restated Certificate of Incorporation provides that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our Amended and Restated Certificate of Incorporation also provides that directors may be removed only for “cause” by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of our Amended and Restated Certificate of Incorporation authorizing our board of directors to fill vacancies on the board, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

No Stockholder Action by Written Consent; Special Meetings.  Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by a majority of our entire board of directors or our chairman of the board or chief executive officer. Stockholders may not call a special meeting or require that our board of directors call a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominees.  Our bylaws provide that, if one of our stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the stockholder. Notices of stockholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the stockholder in the proposal or nomination and a representation that the stockholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the stockholder and the nominee and other information required under Regulation 14A of the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our bylaws. The advance notice requirements regulating stockholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Voting Requirements on Amending our Amended and Restated Certificate of Incorporation or Bylaws.  Our Amended and Restated Certificate of Incorporation and our bylaws provide that amendments to certain provisions of our bylaws, including those related to stockholder proposals and calling special meetings of stockholders, must be approved by both our board of directors and by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. All other amendments to our bylaws require either: (i) approval by a majority of our entire board of directors (without stockholder consent) or (ii) the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all our capital stock then entitled to vote. In addition, our Amended and Restated Certificate of Incorporation provides that amendments to certain provisions of our Amended and Restated Certificate of Incorporation, including those relating to the classified board, removal of directors, calling special meetings and no stockholder action by written consent, must be approved by the vote, at a regular or special stockholders’ meeting, of the holders of at least two-thirds of the votes entitled to be cast by the holders of all of our capital stock then entitled to vote (in addition to the approval of our board of directors).

Business Combination Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation’s voting stock.

Limitations on Director Liability

Under the Delaware General Corporation Law, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation contains the provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Provisions of our Amended and Restated Certificate of Incorporation Relating to Corporate Opportunities

To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the Delaware General Corporation Law allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and Fidelity National Information Systems, Inc., and its subsidiaries, which we refer to as FIS, our Amended and Restated Certificate of Incorporation contains provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve FIS and its officers and directors.

Our Amended and Restated Certificate of Incorporation provides that, subject to any written agreement to the contrary, FIS will have no duty to refrain from engaging in the same or similar activities or lines of business that we engage in, and, except as set forth in our Amended and Restated Certificate of Incorporation, neither FIS nor its officers or directors will be liable to us or our stockholders for any breach of any fiduciary duty due to any such activities of FIS.

Our Amended and Restated Certificate of Incorporation also provides that we may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with FIS. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by us or any of our subsidiaries or FIS, shall be considered contrary to any fiduciary duty to us or our stockholders of any director or officer of ours who is also a director, officer or employee of FIS. With limited exceptions, to the fullest extent permitted by law, no director or officer of ours who is also a director, officer or employee of FIS shall have or be under any fiduciary duty to us or our stockholders to refrain from acting on behalf of us or any of our subsidiaries or on behalf of FIS in respect of any such agreement or performing any such agreement in accordance with its terms.

Our Amended and Restated Certificate of Incorporation further provides that if one of our directors or officers who is also a director or officer of FIS acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both FIS and us, the director or officer will have satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of FIS, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person’s capacity as one of our officers, in which case it will not belong to us;

•	a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of FIS, will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our directors; and

•	a corporate opportunity offered to any person who is an officer of both FIS and us will belong to us only if that opportunity is expressly offered to that person in that person’s capacity as one of our officers.

Notwithstanding these provisions, our Amended and Restated Certificate of Incorporation does not prohibit us from pursuing any corporate opportunity of which we become aware.

These provisions in our Amended and Restated Certificate of Incorporation will no longer be effective on the date that none of our directors or officers are also directors or officers of FIS.

If our Amended and Restated Certificate of Incorporation did not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and FIS conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the Delaware General Corporation Law, we do not believe the corporate opportunity guidelines set forth in our Amended and Restated Certificate of Incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our Amended and Restated Certificate of Incorporation and Delaware law, Delaware law would control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. We may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•	if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•	there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Fidelity, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Indenture dated as of December 8, 2005 between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Trust Company, N.A. (the “Senior Indenture”) and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into with The Bank of New York Trust Company, N.A. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and each individually as an “Indenture.”

The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be unsecured obligations of ours. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent described herein and in the applicable prospectus supplement.

Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of September 30, 2007, our subsidiaries had approximately $3,141 million of total liabilities. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under them from time to time in one or more series. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities, including CUSIP Numbers, and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable Indenture;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable or the method of determination thereof;

•	the rate or rates (which may be fixed, variable or zero) at which the debt securities will bear interest, if any, or the method of calculating such rate or rates of interest;

•	the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

•	the dates on which interest will be payable and with respect to registered securities, the regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, the currency (if other than United States dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed;

•	our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of holders of the debt securities and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, if registered securities, and if other than the denomination of $5,000, if bearer securities, the denominations in which debt securities will be issuable;

•	if other than United States dollars, the currency for which the debt securities may be purchased or in which the debt securities will be denominated and/or the currency in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the particular provisions applicable thereto in accordance with, in addition to, or in lieu of the provisions of the applicable Indenture;

•	if the amount of payments of principal of, or premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on a currency or currencies, the index, formula or other method by which such amount will be determined;

•	if the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount will be determined;

•	if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration thereof or the method by which such portion will be determined;

•	the person to whom any interest on any registered debt securities will be payable and the manner in which, or the person to whom, any interest on any bearer debt securities will be payable;

•	provisions, if any, granting special rights to the holders of debt securities upon the occurrence of specified events;

•	any addition to or modification or deletion of any Events of Default or any covenants of Fidelity pertaining to the debt securities;

•	under what circumstances, if any, we will pay additional amounts on the debt securities held by a person who is not a U.S. Person in respect of taxes, assessments or similar governmental charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether debt securities will be issuable as registered securities or bearer securities (with or without interest coupons), or both, and any restrictions applicable to the offering, sale or delivery of bearer securities, and the terms upon which bearer securities of a series may be exchanged for registered securities of the same series and vice versa;

•	the date as of which any bearer securities and any temporary global security representing outstanding debt securities will be dated if other than the date of original issuance;

•	whether the provisions described below relating to defeasance and covenant defeasance will be applicable to the debt securities of such series;

•	if other than the trustee, the identity of the registrar and any paying agent;

•	if the debt securities will be issued in whole or in part in global form, (i) the depository for such global securities, (ii) whether beneficial owners of interests in any debt securities in global form may exchange such interests for certificated debt securities of like tenor of any authorized form and denomination, and (iii) the circumstances under which any such exchange may occur; and

•	any other terms of the debt securities and any deletions from or modifications or additions to the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in registered form without coupons or in the form of one or more global securities. Unless otherwise specified in the applicable prospectus supplement, bearer securities will have interest coupons attached.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness (as described below).

Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of or any premium and interest in respect of indebtedness of Fidelity for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Fidelity;

•	all capital lease obligations of Fidelity;

•	all obligations of Fidelity issued or assumed as the deferred purchase price of property, all conditional sale obligations of Fidelity and all obligations of Fidelity under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	all obligations of Fidelity for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of Fidelity in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which Fidelity is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of Fidelity whether or not such obligation is assumed by Fidelity.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by Fidelity in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equally with, the subordinated debt securities; and

•	any indebtedness of Fidelity to its subsidiaries unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities. Further, if an event of default occurs under any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to Fidelity by the holders of such senior indebtedness, then until such event of default is cured or waived or ceases to exist, no payment may be made on the subordinated debt securities; provided, that if the holders of such senior indebtedness do not declare such senior indebtedness to be immediately due and payable within 180 days after the occurrence of such default, Fidelity may resume making payments on the subordinated debt securities. Only one such payment blockage period may be commenced in any 365 day period with respect to the subordinated debt securities of any series.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal of (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Fidelity, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by Fidelity for the benefit of creditors; or

•	any other marshaling of Fidelity’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property (other than certain permitted junior securities), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

In the event subordinated debt securities are issued pursuant to the Subordinated Indenture or any other subordinated indenture with a trustee which is also a trustee for senior debt securities pursuant to the Senior Indenture, the occurrence of any default under such subordinated indenture or such Senior Indenture could create a conflicting interest for the respective trustee under the Trust Indenture Act of 1939. If such default has not been cured or waived within 90 days after such trustee has or acquires a conflicting interest, such trustee generally is required by the Trust Indenture Act of 1939 to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under such Senior Indenture or such subordinated indenture. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.

Restrictive Covenant

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

Limitation on Liens.  We shall not, and shall not permit any of our restricted subsidiaries to, incur, assume or guarantee any debt secured by any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any part of our property, whether now owned or hereafter acquired, without effectively securing the senior debt securities then outstanding equally and ratably with that debt, other than the following (“excluded debt”):

(i) liens securing all or any portion of any debt incurred (x) pursuant to the Credit Agreement, dated as of October 17, 2005, by and among us, as Borrower, Bank of America, N.A., as Administrative Agent, and various financial institutions and other persons from time to time parties thereto, as Lenders, as amended, supplemented or modified from time to time or (y) pursuant to any debt instrument or agreement (“refinancing debt”) that in whole or in part refinances, refunds, repays, renews, replaces or extends the Credit Agreement or any refinancing debt; provided that the aggregate principal amount of debt that shall constitute excluded debt under this clause (i) shall not exceed $400 million;

(ii) liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is being contested in good faith and by proper proceedings, if we or the applicable restricted subsidiary have maintained adequate reserves (in the good faith judgment of our management) with respect thereto in accordance with GAAP;

(iii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted;

(iv) liens existing on August 20, 2001;

(v) liens consisting of pledges or deposits of cash or securities made by any restricted subsidiary in the insurance business as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy the requirements of, any administrative or governmental body of the state of domicile of such restricted subsidiary responsible for the regulation thereof;

(vi) liens consisting of judgment or judicial attachment liens (other than arising as a result of claims under or related to insurance contracts or policies, retrocession agreements or reinsurance agreements); provided that the enforcement of such liens is effectively stayed or fully covered by insurance and all such liens in the aggregate at any time outstanding for us and our restricted subsidiaries do not exceed $20,000,000;

(vii) liens on assets subject to, and securing obligations in respect of, leases that, in conformity with GAAP, are, or are required to be, accounted for as capital leases on the applicable balance sheet, which are entered into in the ordinary course of business and are non-recourse to us or our restricted subsidiaries, and other such leases in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(viii) liens securing obligations permitted under Sections 7.04(f) and (g) of the Credit Agreement, to the extent such liens are identified and permitted under such sections;

(ix) liens arising as a result of claims under or related to insurance contracts or policies, reinsurance agreements or retrocession agreements in the ordinary course of business, or securing debt of restricted subsidiaries in the insurance business incurred or assumed in connection with the settlement of claim losses in the ordinary course of business of such restricted subsidiaries;

(x) liens on assets of a person that becomes a restricted subsidiary after August 20, 2001 securing debt of such person, which liens and debt previously existed and were not created in contemplation of such acquisition, and which liens are not spread to cover any other property;

(xi) liens on our or our restricted subsidiaries’ assets securing debt owed to us or a restricted subsidiary;

(xii) so long as no default or event of default has occurred and is continuing, other liens securing obligations in an aggregate amount not exceeding $20,000,000; and

(xiii) any extension, renewal or replacement of the foregoing; provided that the liens permitted hereby shall not be spread to cover any additional debt or property (other than a substitution of like property).

The term “restricted subsidiary” includes all of our subsidiaries except Fidelity Asset Management, Inc., Micro General Corporation, and any of their respective subsidiaries.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:

(1) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the person formed by or surviving any such consolidation or merger (if other than Fidelity), or which acquires our assets, expressly assumes by supplemental indenture all of our obligations under the debt securities and the Indentures; and

(3) immediately after giving effect to the transaction no default or event of default shall have occurred and be continuing.

We shall deliver to the trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under the applicable Indenture have been met.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring corporation will be substituted for us under the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or its own name, and we will be released from all our liabilities and obligations under the Indentures and under the notes.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to debt securities of any series:

•	default in the payment of any interest on any debt security of such series when due and payable for 30 days;

•	default in the payment of any principal of or premium, if any, on any debt security of such series when due (whether at stated maturity, upon redemption, repurchase at the option of the holder or otherwise), or default in the making of any mandatory sinking fund payment;

•	default, but in the Subordinated Indenture only default in any material respect, in the performance, or breach, of any covenant or warranty with respect to any debt security of such series, and the continuance of such default or breach for 60 days after we receive written notice of such default or breach;

•	default in the payment when due of amounts payable under our other indebtedness in an aggregate amount exceeding $20,000,000, or default under any such other indebtedness which results in an aggregate principal amount exceeding $20,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, so long as such acceleration is not rescinded or annulled or such debt is not paid in full within 10 days after we receive written notice of the default;

•	certain events of bankruptcy, insolvency or reorganization of Fidelity; and

•	any other event of default with respect to any debt security of such series including an event of default provided for in a supplemental indenture.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures occurs and is continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of all of the outstanding debt securities of such series may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the debt securities of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, by written notice to the trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series, by written notice to the trustee, may waive any past default or event of default with respect to that series except (i) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any debt security of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.

The trustee is not required to exercise any of the rights or powers vested in it by the applicable Indenture at the request or direction of any of the holders of debt securities of any series, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (i) the holder has given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee, (iii) the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding have not given to the trustee a direction inconsistent with such written request.

Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify the relevant trustee of any default that exists under the applicable Indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise set forth in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or government obligations (as defined in either Indenture) or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest, if any, on such debt securities and any mandatory sinking fund payments applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee of money and/or government obligations in sufficient quantity that will provide money in an amount sufficient to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Modification of the Indentures

Under the Indentures, we and the applicable trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of debt securities to:

•	evidence the succession of another person to Fidelity and the assumption by any such successor of the covenants of Fidelity in the Indentures and in the debt securities; or

•	add to the covenants of Fidelity for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon Fidelity in the Indentures; or

•	add any additional Events of Default with respect to all or any series of debt securities; or

•	add to or change any of the provisions of the Indentures to such extent as shall be necessary to facilitate the issuance of bearer securities or to facilitate the issuance of debt securities in global form; or

•	amend or supplement any provision contained in the Indentures or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding debt security issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•	secure the debt securities; or

•	establish the form or terms of debt securities of any series as permitted by the Indentures; or

•	evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series under the Indentures and add to or change any of the provisions of the Indentures as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indentures; or

•	if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on bearer securities or coupons, if any; or

•	cure any ambiguity or correct any mistake or correct or supplement any provision in the Indentures which may be inconsistent with any other provision in the Indentures or make any other provisions with respect to matters or questions arising under the Indentures, provided such action shall not adversely affect the interests of any holder of debt securities of any series; or

•	make any change to comply with the Trust Indenture Act of 1939 or any amendment thereof, or any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939 or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, we and the applicable trustee may enter into supplemental indentures to add provisions to, or change or eliminate any provisions of either Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities of each series so affected. However, we need the consent of the holder of each outstanding debt security affected in order to:

•	change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any debt security; or

•	reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any debt security or the rate of interest on any debt security; or

•	reduce the amount of premium, if any, payable upon redemption of any debt security or the repurchase by us of any debt security at the option of the holder of such debt security; or

•	change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any debt security is determined; or

•	reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•	change the currency in which any debt securities or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•	change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any debt security is determined; or

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the repurchase date, as the case may be); or

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences) provided for in the applicable Indenture;

•	change any obligation of Fidelity to maintain an office or agency in the places and for the purposes specified in the Indentures; or

•	make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding debt securities of any series, the holders of which may waive past defaults on behalf of holders of all debt securities of such series, or make any change in the provision governing supplemental indentures that require consent of holders of debt securities, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

The trustee under the Indentures is The Bank of New York Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities described in this prospectus, or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency, currencies, or currency units in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for other securities described in this prospectus will not have any rights of holders of such securities purchasable upon such exercise.

Exercise of Warrants

Unless otherwise specified in the applicable prospectus supplement, a warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

DESCRIPTION OF PURCHASE CONTRACTS

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•	The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•	The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•	Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•	The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement.

•	The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•	The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we sell the securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of securities that it may purchase or on the portion of the aggregate principal amount of such securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us and/or our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and until we sell all the securities covered by this prospectus:

•	Annual Report on Form 10-K filed for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q filed for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	Current Report(s) on Form 8-K filed on May 18, 2007, June 5, 2007 and July 6, 2007;

•	The description of our common stock which is contained in our Registration Statement on Form 8-A filed on September 27, 2005; and

•	The definitive proxy statement on Schedule 14A filed on April 19, 2007.

You may request a copy of these filings, at no cost, by writing to or telephoning us at:

Corporate Secretary
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Dewey & LeBoeuf LLP, New York, New York, special counsel to us.

EXPERTS

The consolidated financial statements and schedules of Fidelity National Financial, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG’s report with respect to the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” effective January 1, 2006 and the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006.

$300,000,000

Fidelity National Financial, Inc.

6.60% Senior Notes Due 2017

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch	J.P. Morgan

Barclays Capital	US Bancorp	Wells Fargo Securities

April 30, 2010